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                                                                     Exhibit 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                            LEXREIT PROPERTIES, INC.

         FIRST. The name of the corporation is Lexreit Properties, Inc. (the "Corporation").

         SECOND. The principal office of the Corporation in the State of Ohio is to be located in the City of Columbus, Franklin County.

         THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

         FOURTH. A. GENERAL AUTHORIZATION. The total number of shares for all classes of stock which the Corporation shall have authority to issue is 3,007,500, of which 2,500,000 of said shares shall be designated as Common Shares, without par value (the "Common Shares"), 7,500 of said shares shall be designated as Class A Senior Preferred Stock, without par value (the "Class A Senior Preferred Stock"), and 500,000 of said shares shall be designated as Preferred Shares, without par value (the "Preferred Shares").

         B.       EXPRESS TERMS OF THE CLASS A SENIOR PREFERRED STOCK.
                  ---------------------------------------------------

         The Class A Senior Preferred Stock shall have the following express terms:

                  1.       DIVIDENDS.

                           a. The holders of shares of Class A Senior Preferred
                  Stock, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Class A Senior Preferred Stock, shall be entitled to receive out of any funds legally available therefor, when and as declared by the Board of Directors, dividends in cash in an amount per share of Class A Senior Preferred Stock equal to $360 per annum. Such dividends shall accrue and be senior from and after the date of original issuance of the shares of Class A Senior Preferred Stock. Any dividend payment made on the Class A Senior Preferred Stock shall first be credited against the earliest accrued but unpaid dividends on such Class A Senior Preferred Stock.

                           b. Dividends with respect to the Class A Senior
                  Preferred Stock are payable quarterly in arrears on the fifteenth day of each January, April, July and October, or, if such day is not a business day, on the next succeeding business day (each, a "Preferred Dividend Payment Date"). Such dividend and any dividend payable on the Class A Senior Preferred Stock for any partial dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Class A Senior Preferred Stock for each full dividend period are computed by dividing the annual dividend rate by four. Dividends are payable to



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                  holders of record as they appear in the stock records of the
                  Corporation at the close of business on the applicable record date, which is the first day of the calendar month in which the applicable Preferred Dividend Payment Date falls or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is no more than thirty (30) nor less than ten (10) days prior to such Preferred Dividend Payment Date (each, a "Preferred Dividend Record Date").

                           c. No dividends on shares of Class A Senior Preferred
                  Stock will be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as, and to the extent that, the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, or any provisions of these Amended and Restated Articles of Incorporation prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment would be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Class A
                  Senior Preferred Stock accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Holders of the Class A
                  Senior Preferred Stock are not entitled to any dividends (except for liquidating dividends as described below) in excess of full senior dividends as described above.

                           d. If any shares of Class A Senior Preferred Stock
                  are outstanding, no dividends will be declared or paid or set apart for payment on the Common Shares of the Corporation, or any other class or series of capital stock of the Corporation ranking junior, as to dividends, to the Class A Senior Preferred Stock, unless full dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Class A Senior Preferred Stock for all past dividend periods and the then current dividend period. No interest, or sum of money in lieu of interest, is payable in respect of any dividend payment or payments on Class A Senior Preferred Stock which may be in arrears.

                           e. Except as provided in the immediately preceding
                  paragraph, unless full dividends on the Class A Senior Preferred Stock have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for payment) for all past dividend periods and the then current dividend period, no dividends will be declared or paid or set aside for payment, and no other distribution or dividend will be declared or made, upon the Common Shares or any other class or series of capital stock of the Corporation ranking junior, as to dividends, to the Class A Senior Preferred Stock, upon liquidation, dissolution or winding up, or be redeemed, purchased or otherwise acquired for any consideration.


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                  2.       LIQUIDATION.

                           a. (1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Class A Senior Preferred Stock shall be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to the Class A Senior Preferred Stock, a liquidation preference equal to the sum of $3,000 per share of Class A Senior Preferred Stock (subject to adjustment as the result of any Distribution of Net Proceeds (as defined below)), plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. If the legally available assets of the Corporation are insufficient to permit the payment upon all outstanding Class A Senior Preferred Stock of the full preferential amount to which they are entitled, then such assets shall be distributed ratably upon all outstanding shares of Class A Senior Preferred Stock in proportion to the full preferential amount to which each such share is entitled.

                                    (2) After payment to the holders of Class A
                           Senior Preferred Stock of the full preferential amounts as set forth above, the holders of Class A Senior Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

                           b. If liquidating distributions have been made in
                  full to all holders of shares of Class A Senior Preferred Stock, the remaining assets of the Corporation will be distributed to the holders of the Preferred Shares, if any, in accordance with the respective seniority and preferences of each class and series thereof then outstanding and then to the Common Shares.

                           c. The merger or consolidation of the Corporation
                  into or with any other Corporation, the merger of any other Corporation into it, or the sale, lease or conveyance of all or substantially all of the assets of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up for purposes of this Section.

                  3. OPTIONAL REDEMPTION. At any time, and from time to time, the Corporation will have the right to redeem, in whole or in part, the outstanding shares of Class A Senior Preferred Stock for a redemption price equal to the liquidation preference of $3,000 per share, together with any accrued and unpaid dividends thereon to the redemption date, without interest. The redemption price shall be paid in cash out of the assets of the Corporation legally available for distribution.

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                  4.       PROCEDURE FOR REDEMPTION.

                           a. With respect to any redemption of fewer than all
                  the outstanding shares of Class A Senior Preferred Stock, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata as may be determined by the Board of Directors, or by any other method determined by the Board of Directors, in its sole discretion, to be equitable.

                           b. In the event the Corporation shall redeem shares
                  of Class A Senior Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 calendar days nor more than 60 calendar days prior to the redemption, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided, however, that the failure to give such notice or any defect therein shall not affect the validity of the redemption of any shares of Class A Senior Preferred Stock to be redeemed, except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the date of redemption; (ii) the total number of shares of Class A Senior Preferred Stock to be redeemed and the number of shares of Class A Senior Preferred Stock to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue upon such redemption.

                           c. Notice having been mailed as aforesaid, from and
                  after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Class A Senior Preferred Stock so called for redemption shall cease to accrue; provided, however, that if the shares are not redeemed on such date, dividends will continue to accrue. Said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Class A Senior Preferred Stock and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price as provided above. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                           d. On the date of any redemption being made pursuant
                  to Section 3 above which is specified in a notice given pursuant to Section 4(b) above, the Corporation shall, and at any time after such notice shall have been mailed and before the date of redemption the Corporation may, deposit for the benefit of the holders of shares of

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                  Class A Senior Preferred Stock to be redeemed the funds
                  necessary for such redemption, including the amount necessary to pay all cumulative and unpaid dividends and accrued and unpaid dividends from the immediately preceding Preferred Dividend Payment Date to the date of redemption, with a bank or trust company selected by the Board of Directors and having a capital and surplus of at least $50,000,000. Any moneys so deposited by the Corporation and unclaimed at the end of six years from the date designated for such redemption shall revert to the general funds of the Corporation. After such reversion, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Class A Senior Preferred Stock to be redeemed shall look only to the Corporation for the payment of the redemption price plus all cumulative and unpaid dividends and accrued and unpaid dividends from the immediately preceding Preferred Dividend Payment Date to the date of redemption.

                  5.       VOTING.

                           a. Holders of the Class A Senior Preferred Stock do
                  not have any voting rights, except as set forth below. With respect to any matter in which the Class A Senior Preferred Stock is entitled to vote, including any action by written consent, each share of Class A Senior Preferred Stock is entitled to one vote. The holders of each share of the Class A Senior Preferred Stock may separately designate a proxy for the vote to which that share of Class A Senior Preferred Stock is entitled.

                           b. Whenever dividends on any shares of the Class A
                  Senior Preferred Stock have been in arrears for six or more consecutive quarterly periods, the holders of such shares of Class A Senior Preferred Stock, voting separately as a class, will be entitled to vote for the election of one additional director of the Corporation at a special meeting called by the holders of record of at least 10% of the Class A Senior Preferred Stock, or at the next annual meeting of shareholders of the Corporation, and to vote for the election of a director to continue to hold the additional director position (or to replace the existing additional director) at each subsequent annual meeting, until all dividends accumulated on such shares of the Class A Senior Preferred Stock for the past dividend periods and the current dividend period have been fully paid (or declared and a sum sufficient for the payment thereof has been set aside for payment). In such event, the number of members of the entire Board of Directors of the Corporation will be increased by the addition of such director and, if necessary, in order to maintain a majority of Independent Directors in accordance with Article TENTH below. In the event that, as a result of the provisions of the immediately preceding sentence, a vacancy or vacancies arise in the Board of Directors, the Board of Directors is authorized to fill such vacancy or vacancies until the next meeting of shareholders of the Corporation at which directors are elected. Each of such directors will be elected to serve until the earlier of (i) the election and qualification of such director's successor or (ii) payment of the dividend arrearage to the holders of Class A Senior Preferred Stock (or the declaration of such dividend

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                  payments, with a sum sufficient for the payment thereof having been set aside for payment).

                           c. So long as any shares of the Class A Senior
                  Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Class A Senior Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to or on a parity with the Class A Senior Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of these Amended and Restated Articles of Incorporation, or of the Subscription Agreement, dated _______________, 1997, by and between the corporation and CRSI (the "Subscription Agreement"), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Class A Senior Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Class A Senior Preferred Stock or the creation or issuance of any other class or series of Preferred Shares, in each case ranking junior to the Class A Senior Preferred Stock, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                           d. So long as any shares of Class A Senior Preferred
                  Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the shares of Class A Senior Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), consummate a "change of control transaction." A "change of control transaction" is any transaction requiring approval of the holder of the Corporation's outstanding Common Shares and involving the sale of all or substantially all of the assets of the Corporation or the merger or consolidation of the Corporation with or into another corporation or entity or a Control Share Acquisition as defined in Article SEVENTH,
                  Section 1.b.(i)(c) of these Amended and Restated Articles of Incorporation.

                           e. The foregoing voting provisions will not apply if,
                  at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of the Class A Senior Preferred Stock have been redeemed or called for redemption, upon proper notice, and sufficient funds have been deposited in trust to effect any such redemption.

         C.       EXPRESS TERMS OF THE PREFERRED SHARES.

                  1. GENERAL. The Preferred Shares may be issued from time to time in one or more series. All Preferred Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Corporation's Board of Directors as hereinafter provided,

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         and each share of each series shall be identical with all other shares of such series, except that in the case of any series on which dividends are cumulative the dates from which dividends are cumulative may vary to reflect differences in the date of issue. Subject to the provisions of this Section C, which provisions shall apply to all Preferred Shares, the Board of Directors of the Corporation hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

                           a. The designation of the series which may be by
                  distinguishing number, letter and/or title.

                           b. The number of shares of the series, which number
                  the directors may (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding).

                           c. The dividend or distribution rate of the series.

                           d. The dates at which dividends or distributions, if
                  declared, shall be payable and the dates from which dividends or distributions shall be cumulative.

                           e. The redemption rights and price or prices, if any,
                  for shares of the series.

                           f. The terms and amount of any sinking fund provided
                  for the purchase or redemption of shares of the series.

                           g. The amounts payable on shares of the series in the
                  event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

                           h. Whether the shares of the series shall be
                  convertible into shares of any other class or series of the Corporation, and, if so, the specification of such other class or series, the conversion price or prices, any adjustments thereof, the date or dates as of which such shares shall be convertible, and other terms and conditions upon which such conversion may be made.

                           i. Restrictions on the issuance of shares of the same
                  series or of any other class or series.

                  The Corporation's Board of Directors is authorized to adopt from time to time amendments to these Amended and Restated Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) to (i), inclusive, of this Section C.1.

                  2. DIVIDEND PREFERENCE. The holders of outstanding Preferred Shares shall be entitled to receive dividends, in preference to the holders of Common Shares when, as and if declared by the Board of Directors of the Corporation from funds legally available therefor

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         in cash at the rate for such series fixed in accordance with the provisions of Section C.1. and no more, payable on the dates fixed for such series. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared or set apart for any of the Preferred Shares for any dividend period unless:

                           a. as to each series of Preferred Shares entitled to
                  cumulative dividends, dividends for all past dividend periods shall have been paid or shall have been declared and a sum sufficient for the payment thereof set apart; and

                           b. as to all series of Preferred Shares, dividends
                  for the current dividend period shall have been paid or be or have been declared and a sum sufficient for the payment thereof set apart ratably in accordance with the amounts which would be payable as dividends on the shares of the respective series for the current dividend period if all dividends for the current dividend period were declared and paid in full.

                  No dividend in respect of past dividend periods shall be paid upon or declared and set apart for payment on any of the Preferred Shares entitled to cumulative dividends unless there shall be or have been declared and set apart for payment on all outstanding Preferred Shares entitled to cumulative dividends, dividends for past dividend periods ratably in accordance with the amounts which would be payable on the shares of the series entitled to cumulative dividends if all dividends due for all past dividend periods were declared and paid in full.

                  3.       LIQUIDATION PREFERENCE.

                           a. In the event of any liquidation, dissolution or
                  winding up of the Corporation, whether voluntary or involuntary, holders of the Preferred Shares shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital shares of all classes, whether such assets are capital surplus, or earnings, before any sums shall be paid or any assets distributed among the holders of Common Shares, pro rata to the extent available. The Preferred Shares shall receive the amounts fixed with respect to shares of such series in accordance with Section C.1., plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. Such amounts shall be tendered to the holders of the Preferred Shares with respect to such liquidation, dissolution or winding up, before any sums shall be paid or any assets distributed among the holders of the Common Shares. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding Preferred Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding Preferred Shares in proportion to the full preferential amount to which each such share is entitled. After such payment shall have been made in full to the holders of the Preferred Shares or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Preferred Shares so as to be

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                  available for such payment, holders of the Preferred Shares shall be entitled to no further participation in the distribution of the assets of the Corporation and the remaining assets available for distribution shall be distributed in accordance with Section D below.

                           b. Whenever the distribution provided for herein and
                  fixed in accordance with Section C.1. shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

                  4.       RESTRICTIONS AND LIMITATIONS.

                           a. NO AMENDMENT OF AMENDED AND RESTATED ARTICLES OF
                  INCORPORATION. The Corporation shall not amend its Amended and Restated Articles of Incorporation without the approval by vote or written consent by the holders of at least a majority of the then outstanding Preferred Shares, each Preferred Share to be entitled to one vote in each instance, if such amendment would change any of the rights, preferences, privileges or limitations provided for herein for the benefit of any Preferred Share. Without limiting the generality of the immediately preceding sentence, the Corporation will not amend its Amended and Restated Articles of Incorporation without the approval by the holders of at least two-thirds of the then outstanding Preferred Shares if such amendment would:

                                    (1) ALTERATION OF SENIORITY RIGHTS. Change
                           the relative seniority rights of the holders of Preferred Shares as to the payment of dividends in relation to the holders of any other capital shares of the Corporation; or

                                    (2) REDUCTION OF LIQUIDATION PREFERENCES.
                           Reduce the amount payable to the holders of Preferred Shares upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Preferred Shares to the rights upon liquidation of the holders of any other capital shares of the Corporation or change the dividend rights of the holders of Preferred Shares; or

                                    (3) CANCELLATION OF CONVERSION OR REDEMPTION
                           RIGHTS. Cancel or modify the conversion rights or redemption rights, if any, of the holders of Preferred Shares.

                           b. RESTRICTIONS ON TRANSFER. The Preferred Shares are
                  subject to the restrictions on transfer set forth in Section E of this Article FOURTH as well as the restrictions set forth in Article SEVENTH.

                           c. CONTROL SHARE ACQUISITION RESTRICTIONS. The
                  Preferred Shares are subject to the restrictions on transfer set forth with respect to those shares in Article SEVENTH hereof.

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         D. EXPRESS TERMS OF COMMON SHARES. Each Common Share shall have one vote upon all matters to be voted on by the holders of Common Shares. Each Common Share shall be entitled to participate equally in all dividends payable with respect to the Common Shares and until such time as the Corporation determines to terminate its status as a REIT (as defined below), the Corporation shall declare and pay such dividends as may be required under the Code (as defined below) to qualify for treatment as, and to maintain the Corporation's status as, a REIT. Each Common Share shall be entitled to share ratably, subject to the rights and preferences of any series of Preferred Shares, in all assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation. The Common Shares are subject to the restrictions on transfer set forth in Section E of this Article FOURTH and Article SEVENTH hereof.

         E.       RESTRICTIONS ON TRANSFER OF PREFERRED SHARES AND COMMON
SHARES.

                  1.       RESTRICTIONS ON TRANSFER.

                           a. DEFINITIONS. For purposes of this Section E of
                  this Article FOURTH, the following terms shall have the following meanings set forth below:

                  "Affiliate", when used in reference to a Person, means (i) any Person who directly or indirectly controls or is controlled by or is under common control with that Person, (ii) any other Person who owns, beneficially, directly or indirectly, 5% or more of the outstanding capital stock, shares or equity interests of that Person, or (iii) any officer, director, employee, partner or trustee of that Person or any Person controlling, controlled by or under common control with that Person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of that Person). For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, through the ownership of voting securities, partnership interests or other equity interests.

                  "BofA" shall mean Bank of America National Trust and Savings Association.

                  "Beneficial Ownership" shall mean ownership of Equity Shares by a Person who would be treated as an owner of such Equity Shares either directly or indirectly through the application of Section 544 of the Code (as defined below), as modified by
                  Section 856(h)(1)(B) of the Code, and any comparable successor provisions thereto. The terms "Beneficial Owner," "Beneficially Owns," and "Beneficially Owned" shall have correlative meanings.

                  "Beneficiary" shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clause (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary

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



                  or beneficiaries of such Trust, in accordance with Section E.2.a. of this Article FOURTH.

                  "Board of Directors" shall mean the Board of Directors of the Corporation.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Code of Regulations" shall mean the Regulations of the Corporation, as amended from time to time.

                  "Constructive Ownership" shall mean ownership of Equity Shares by a Person who would be treated as an owner of such Equity Shares either directly or indirectly through the application of Section 318 of the Code, and any comparable successor provisions thereto, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns," and "Constructively Owned" shall have correlative meanings.

                  "CRSI" shall mean Cardinal Realty Services, Inc., an Ohio corporation.

                  "Distribution" shall mean CRSI's distribution to its shareholders of 92% of the Corporation's issued and outstanding Common Shares owned by CRSI.

                  "Equity Shares" shall mean Common Shares, shares of Class A Senior Preferred Stock and Preferred Shares of the Corporation. The term "Equity Shares" shall include all Preferred Shares, shares of Class A Senior Preferred Stock and Common Shares of the Corporation that are held as Shares-in-Trust in accordance with this Section E of this Article FOURTH.

                  "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which those Equity Shares are listed or admitted to trading or, if those Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in those Equity Shares selected by the Board of Directors.

                  "Non-Transfer Event" shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit, including, but not limited to, the issuance, granting of any option or entering into of any agreement for the sale, transfer or other disposition of Equity Shares or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Shares.

                  "Ownership Limit" shall mean 9% of the number of outstanding shares of any class of Equity Shares.

                  "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with this Section E of this Article FOURTH.

                  "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "Prohibited Owner" shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for this Section E of this Article FOURTH, would own record title to Equity Shares.

                  "REIT" shall mean a real estate investment trust under Section 856 of the Code.

                  "Restriction Termination Date" shall mean the first day after the date of the Distribution on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

                  "Shares-in-Trust" shall mean any Equity Shares designated as Shares-in-Trust pursuant to this Section E of this Article FOURTH.

                  "Trading Day" shall mean a day on which the principal national securities exchange on which the applicable Equity Shares are listed or admitted to trading is open for the transaction of business or, if those Equity Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  "Transfer" (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Shares, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall have the correlative meaning.

                  "Trust" shall mean any separate trust created pursuant to this Section E of this Article FOURTH for the exclusive benefit of any Beneficiary.

                  "Trustee" shall mean any Person or entity unaffiliated with both the Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

                           B.       RESTRICTION ON TRANSFERS AND NON-TRANSFER
                                    EVENT.

                                    (1) Except as set forth in Section E.1.g. of
                           this Article FOURTH, from the date of the Distribution to the Restriction Termination Date, (i) no Person shall Beneficially Own or Constructively Own outstanding Equity Shares in excess of the Ownership Limit, but any Transfer or Non-Transfer Event that, if effective, would result in any Person Beneficially Owning or Constructively Owning outstanding Equity Shares in excess of the Ownership Limit shall be void AB INITIO as to the Transfer or Non-Transfer Event affecting that number of Equity Shares which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit and the intended transferee shall acquire no rights in such excess Equity Shares.

                                    (2) Except as set forth in Section E.1.g. of
                           this Article FOURTH, from the date of the Distribution to the Restriction Termination Date, any Transfer or Non-Transfer Event that, if effective, would result in any class of Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO as to the Transfer or Non-Transfer Event affecting that number of shares which would be otherwise beneficially owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such Equity Shares.

                                    (3) From the date of the Distribution to the
                           Restriction Termination Date, any Transfer of or Non-Transfer Event affecting Equity Shares that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void AB INITIO as to the Transfer of or Non-Transfer Event affecting that number of Equity Shares which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such Equity Shares.

                                    (4) From the date of the Distribution to the
                           Restriction Termination Date, any Transfer of or Non-Transfer Event affecting Equity Shares that, if effective, would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Corporation or of any direct or indirect subsidiary of the Corporation (a

                           "Subsidiary"), within the meaning of Section
                           856(d)(2)(B) of the Code, shall be void AB INITIO as to the Transfer of or Non-Transfer Event affecting that number of Equity Shares which would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or of a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess Equity Shares.

                           C.       TRANSFER TO TRUST.

                                    (1) If, notwithstanding the other provisions
                           contained in this Section E, at any time after the Distribution and prior to the Restriction Termination Date there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit, then, (i) except as set forth in Section E.1. of this Article FOURTH, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the Equity Shares Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of Equity Shares which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit, (ii) such number of Equity Shares in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with this Section E, transferred automatically by operation of the terms of this Article FOURTH, Section E.1.c. to a Trust to be held in accordance with this Section E, and (iii) the Prohibited Owner shall submit such number of Equity Shares to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

                                    (2) If, notwithstanding the other provisions
                           contained in this Section E at any time after the Distribution and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in any class of the Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (iii) cause the Corporation to Constructively Own 10% or more of the ownership interest in a tenant of the Corporation's or of a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code, then (x) the purported transferee shall not acquire any right or interest for, in the case of a Non-Transfer Event, the Person holding record title to the Equity Shares with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest in such number of Equity Shares, the ownership of which by such purported transferee or record holder would (A) result in any class of Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (C) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's or of a Subsidiary's real property, within the meaning of
                           Section 856(d)(2)(B) of the Code, (y) such number of Equity Shares (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with this Section E, transferred automatically by operation of the terms of this Article FOURTH, Section E.1.c.(2) to a Trust to be held in accordance with this Section E, and (z) the Prohibited Owner shall submit such number of Equity Shares to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

                           d. REMEDIES FOR BREACH. If the Corporation, or its
                  designee, shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place in violation of this Section E or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of this Section E, the Corporation shall take such action as it considers advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event or acquisition.

                           e. NOTICE OF RESTRICTED TRANSFER. Any Person who
                  acquires or attempts to acquire Equity Shares in violation of this Section E, or any Person who owned Equity Shares that were transferred to a Trust pursuant to this Section E, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such event on the Corporation's status as a REIT.

                           f. OWNERS REQUIRED TO PROVIDE INFORMATION. From the
                  date of the Distribution to the Restriction Termination Date:

                                    (1) Every Beneficial Owner or Constructive
                           Owner of more than 5%, or such lower percentage as is specified pursuant to regulations issued under the Code, of the outstanding shares of any class of shares of the Corporation shall, within 30 days after January 1 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of Equity Shares

                           Beneficially Owned or Constructively Owned, and a description of how such shares are held.

                                    (2) Each Person who is a Beneficial Owner or
                           Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation's status as a REIT or to ensure compliance with the Ownership Limit as applicable.

                           g. EXCEPTIONS. The Ownership Limit shall not apply to
                  all Equity Shares owned by CRSI now or in the future and shall not be subject to the provisions of this Section E, Article FOURTH. The Ownership Limit shall not apply to Common Shares received by BofA as a result of the Distribution for so long as BofA or any of its Affiliates continue to own such Common Shares. The Ownership Limit shall not apply to the acquisition of Equity Shares by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such underwriter of such shares. In addition, the Board of Directors upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel, in either case to the effect that the Corporation's status as a REIT would not be jeopardized thereby, may allow a Person to own a certain amount in excess of the Ownership Limit if (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person's Beneficial Ownership or Constructive Ownership of Equity Shares could result in the Corporation (a) losing its REIT status for federal income tax purposes, or (b) being "related" to any tenant or lessee under the REIT rules of the Code, and (ii) such Person agrees in writing that any violation or attempted violation that could cause such a result will cause a transfer to a Trust of Equity Shares pursuant to this Section E.

                  2.       SHARES-IN-TRUST.

                           a. TRUST. Any Equity Shares transferred to a Trust
                  and designated Shares-in-Trust pursuant to this Section E shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary for each Trust within five days after the Corporation first has actual notice of the existence thereof. Any transfer to a Trust, and designation of Equity Shares as Shares-in-Trust, shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall continue to constitute issued and outstanding Equity Shares of the Corporation and shall be entitled to the same rights and privileges as are all other issued and outstanding Equity Shares of the same class and series. When transferred to a Permitted Transferee in accordance with this Section E, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

                           b. DIVIDEND RIGHTS. The Trust, as record holder of
                  Shares-in-Trust, shall be entitled to receive all dividends and distributions declared by the Board of Directors on such Shares-in-Trust and shall hold such dividends and distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trust the amount of any dividends or distributions received by it that (i) are attributable to those Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation may take any measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned or Constructively Owned by the Person who, but for the provisions of this Section E, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

                           c. RIGHTS UPON LIQUIDATION. In the event of any
                  voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of Equity Shares of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class and series of Equity Shares. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution, PROVIDED, HOWEVER, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section E in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for Equity Shares and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the Equity Shares and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (E.G., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

                           d. VOTING RIGHTS. The Trustee shall be entitled to
                  vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of Equity Shares prior to the discovery by the Corporation that the Equity Shares are Shares-in-Trust shall so far as is practicable under applicable law, be rescinded and shall be void AB INITIO with respect to such Shares-in-Trust and the Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust of Equity Shares pursuant to this Section E, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, considers advisable.

                           e. DESIGNATION OF PERMITTED TRANSFEREE. The Trustee
                  shall have the exclusive and absolute right to designate a Permitted Transferee of any Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee shall designate a Person as Permitted Transferee, so long as (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and
                  (ii) the Permitted Transferee so designated can acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such Equity Shares as Shares-in-Trust. Upon the designation by the Trustee of a Permitted Transferee, the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of Equity Shares, (iii) cause the Shares-in-Trust to be canceled, and (iv) distribute to the Beneficiary any and all amounts held by the Trustee with respect to the Shares-in-Trust after making any payment to the Prohibited Owner required under Sections E.2.(c) and E.2.(f) of this Article FOURTH.

                           f. COMPENSATION TO RECORD HOLDER OF EQUITY SHARES
                  THAT BECOME SHARES-IN-TRUST. Any Prohibited Owner shall be entitled (following designation of Equity Shares proposed or purported to be held by that Prohibited Owner as Shares-in-Trust and subsequent designation of a Permitted Transferee or the Trustee's acceptance of an offer to purchase such shares) to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for Equity Shares and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the Equity Shares, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (E.G., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee from the sale or other disposition of such Shares-in-Trust. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid to the Prohibited Owner shall be distributed to the Beneficiary. Each Beneficiary and Prohibited Owner waive any and all claims that they may have against the Trustee and the Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section E, by such Trustee or the Corporation.

                           g. PURCHASE RIGHT IN SHARES-IN-TRUST. Shares-in-Trust
                  shall be considered to have been offered for sale to the Corporation, or its designee, on the date of the event that created such Shares-in-Trust status at a price per share equal to the lesser of (i) the price per share in the event that created such Shares-in-Trust status (or, in the case of a devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer during the period from the date of the event which created such Shares-in-Trust until ninety (90) days following the date the Corporation receives notice of such event.

                  3. REMEDIES NOT LIMITED. Subject to Section E.1.g., nothing contained in this Section E shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation from actions taken by any Prohibited Owner prior to the discovery by the Corporation that the Equity Shares are Shares-in-Trust and the interests of its shareholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

                  4. AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Section E of this Article FOURTH, including any definition contained in Section E.1. of this Article FOURTH, the Board of Directors shall have the power to determine the application of the provisions of this Section E with respect to any situation based on the facts known to it.

                  5. LEGEND. Each certificate for Equity Shares shall bear the following legend:

         "The Common Shares or Preferred Shares represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No person may (i) Beneficially Own or Constructively Own Common Shares in excess of 9% of the number of outstanding Common Shares, (ii) Beneficially Own or Constructively Own shares of any class or series of Preferred Shares in excess of 9% of the number of outstanding shares of that class or series of Preferred Shares, (iii) Beneficially Own Equity Shares that would result in the Equity Shares being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), (iv) Beneficially Own Equity Shares that would result in the Corporation being "closely held" under Section 856(h) of the Code or (v) Constructively Own Equity Shares that would cause the Corporation to Constructively Own 10% or more of the ownership interest in a tenant of the Corporation's or of a Subsidiary's real property, within the meaning of Section 856(d)(2)(B) of the Code. Each holder of Equity Shares is required to furnish to the Corporation such information as the Corporation may request pursuant to Section E.1.f. of Article FOURTH of the Corporation's Amended and Restated Articles of Incorporation. Any Person who attempts to Beneficially Own or Constructively Own Equity Shares in excess of the above limitations must immediately notify the Corporation in writing. If those restrictions are violated, the Equity Shares represented hereby in excess of those limitations will be transferred automatically by operation of the Corporation's Amended and Restated Articles of Incorporation to a Trust and will be designated Shares-in-Trust. All capitalized terms in this legend have the meanings defined in Article FOURTH of the Corporation's Amended and Restated Articles of Incorporation, as they may be amended from time to time. Upon written request delivered to the Secretary of the Corporation at its principal place of business, the Corporation will mail to the holder of this Certificate a copy of Article FOURTH without charge within five (5) days after receipt of written request therefor.

                  6. SEVERABILITY. If any provision of this Article FOURTH or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected, and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                  7. ANTIDILUTION. If at any time during which there are issued and outstanding Shares-in-Trust, the Corporation (i) declares a stock dividend on any class or series of Equity Shares into a greater or fewer number of shares, (ii) splits or combines its Common Shares or Preferred Shares, or (iii) otherwise engages in a transaction resulting in a recapitalization of the issued and outstanding Common Shares or Preferred Shares into a greater or fewer number of shares, then the number of shares of each class of Shares-in-Trust then held in trust for any Beneficiary shall automatically be increased or decreased so that the number of shares of each class of Shares-in-Trust for such Beneficiary shall equal the number of shares of each class of Shares-in-Trust that would have been held in trust if the Transfer(s) or other event(s) resulting in the conversion of Common Shares or Preferred Shares into Shares-in-Trust had occurred immediately following the transaction(s) referred to in clauses (i), (ii) or (iii), above, giving full effect to such transaction(s) therein described.

         FIFTH. No holder of shares of the Corporation shall have any preemptive right to subscribe for or to purchase any shares of the Corporation of any class whether such shares or such class be now or hereafter authorized.

         SIXTH. The Corporation may from time to time, pursuant to authorization by the Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Directors shall determine; subject, however, to such limitation or restriction, if any, as is contained in these Amended and Restated Articles of Incorporation of the Corporation, including the express terms of any class of shares of the Corporation outstanding, at the time of the purchase or acquisition in question.

         SEVENTH. In addition to the provisions of Article FOURTH of these Amended and Restated Articles of Incorporation, the acquisition and transfer of, and the right of any Person to acquire or transfer, shares of the Corporation shall be subject to the following restrictions:

         A. CONTROL SHARE ACQUISITION RESTRICTIONS. Except as otherwise provided in this Article SEVENTH, no Person shall make a Control Share Acquisition without the prior authorization of the Corporation's shareholders in accordance with the provisions of this Article SEVENTH.

                  1. DEFINITIONS. For purposes of this Article SEVENTH, the following terms shall have the meanings set forth below:

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



                           a. "Person" includes, without limitation, an
                  individual, a corporation (whether nonprofit or for profit), a partnership, a limited liability company, an unincorporated society or association, and two or more Persons having a joint or common interest, including, without limitation, two or more Persons having any understanding, relationship, agreement or other arrangement with respect to acquiring, holding, voting or disposing of any shares of the Corporation entitled to vote in the election of directors.

                           b. (1) "Control Share Acquisition" means the acquisition, directly or indirectly, by any Person, of shares of the Corporation that, when added to all other shares of the Corporation in respect of which such Person may exercise or direct the exercise of voting power as provided in this Section A.1.b., would entitle such Person, immediately after such acquisition, directly or indirectly, alone or with others, to exercise or direct the exercise of the voting power of the Corporation in the election of Directors within any of the following ranges of such voting power:

                                            (a) One-fifth or more but less than
                                    one-third of such voting power;

                                            (b) One-third or more but less than
                                    a majority of such voting power; or

                                            (c) A majority or more of such
                                    voting power.

                           A bank, broker, nominee, trustee, or other Person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article SEVENTH shall, however, be deemed to have voting power only of shares in respect of which such Person would be able, without further instructions from others, to exercise or direct the exercise of votes at a meeting of shareholders called under this Article SEVENTH. For purposes of this Article SEVENTH, the acquisition of securities immediately convertible into shares of the Corporation with voting power in the election of Directors shall be treated as an acquisition of such shares.

                                    (2) The acquisition of any shares of the
                           Corporation does not constitute a Control Share Acquisition for the purpose of this Article SEVENTH, if the acquisition was or is consummated in, results from, or is the consequence of any of the following circumstances:

                                            (a) By underwriters in good faith
                                    and not for the purpose of circumventing this Article SEVENTH, in connection with an offering of the securities of the Corporation to the public;

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



                                            (b) By bequest or inheritance, by
                                    operation of law upon the death of an
                                    individual, or by any other transfer without valuable consideration, including a gift, that is made in good faith and not for the purpose of circumventing this Article SEVENTH;

                                            (c) Pursuant to the satisfaction of
                                    a pledge or other security interest created in good faith and not for the purpose of circumventing this Article SEVENTH; or

                                            (d) Pursuant to a merger or
                                    consolidation adopted, or a combination or majority share acquisition authorized, by shareholder vote in compliance with the provisions of these Amended and Restated Articles of Incorporation and Section 1701.78, or Section 1701.83, of the Ohio Revised Code, if the Corporation is the surviving or new corporation in the merger or consolidation or is the acquiring corporation in the combination or majority share acquisition and if the vote of shareholders of the surviving, new, or acquiring corporation is required by the provisions of Section 1701.78 or 1701.83 of the Ohio Revised Code.

                                    The acquisition by any Person of shares of
                           the Corporation in a manner described under this Section A.1.b.(2) shall be deemed to be a Control Share Acquisition authorized pursuant to this Article SEVENTH, within the range of voting power under Section A.1.b.(1)(a), (b) or (c) of this Article SEVENTH, that such Person is entitled to exercise after such acquisition, provided that, in the case of an acquisition in a manner described under Section A.1.b.(2)(b) or (c), the transferor of shares to such Person had previously obtained any authorization of shareholders required under this Article SEVENTH in connection with such transferor's acquisition of shares of the Corporation.

                                    (3) The acquisition of shares of the
                           Corporation in good faith and not for the purpose of circumventing this Article SEVENTH, from any Person whose (a) Control Share Acquisition had previously been authorized by shareholders in compliance with this Article SEVENTH or (b) previous acquisition of shares would have constituted a Control Share Acquisition but for Section A.1.b.(2), does not constitute a Control Share Acquisition for the purpose of this Article SEVENTH unless such acquisition entitles the Person making such acquisition, directly or indirectly, alone or with others, to exercise or direct the exercise of voting power of the Corporation in the election of Directors in excess of the range of such voting power authorized pursuant to this Article SEVENTH, or deemed to be so authorized under Section A.1.b.(2).

                           c. "Interested Shares" means shares of the
                  Corporation with respect to which any of the following Persons may exercise or direct the exercise of the voting power in the election of Directors:

                                    (1) any Person whose Notice prompted the
                           calling of the meeting of shareholders;

                                    (2) any officer of the Corporation elected
                           or appointed by the Directors of the Corporation; or

                                    (3) any employee of the Corporation who is
                           also a Director of the Corporation.

                           d. "Interested Shares" also means any shares of the
                  Corporation acquired, directly or indirectly, by any Person from the holder or holders thereof for a valuable consideration during the period beginning with the date of the first public disclosure of a proposed Control Share Acquisition of the Corporation or any proposed merger, consolidation, or other transaction that would result in a change in control of the Corporation or all or substantially all of its assets and ending on the date of any special meeting of the Corporation's shareholders held thereafter pursuant to this Article SEVENTH, for the purpose of voting on a Control Share Acquisition proposed by any Person if either of the following applies:

                                    (1) The aggregate consideration paid or
                           given by the Person who acquired the shares, and any other persons acting in concert with him, for all such shares exceeds two hundred fifty thousand dollars; or

                                    (2) The number of shares acquired by the
                           Person who acquired the shares, and any other persons acting in concert with him, exceeds one-half of one percent of the outstanding shares of the Corporation entitled to vote in the election of Directors.

         B. PROCEDURE. In order to obtain authorization of a Control Share Acquisition by the Corporation's shareholders, a Person who proposes to make a Control Share Acquisition shall deliver to the Corporation at its principal executive office a notice (the "Notice") that sets forth all of the following information:

                  1. The identity of the Person who is giving the Notice;

                  2. A statement that the Notice is given pursuant to this Article SEVENTH;

                  3. The number and class of shares of the Corporation owned, directly or indirectly, by the Person who gives the Notice;

                  4. The range of voting power, described in this Article SEVENTH, Section A.1.b.(1) under which the proposed Control Share Acquisition would, if consummated, fall;

                  5. A description in reasonable detail of the terms of the proposed Control Share Acquisition; and

                  6. Reasonable evidence that the proposed Control Share Acquisition, if consummated, would not be contrary to law and that the Person who is giving the Notice has the financial capacity to make the proposed Control Share Acquisition.

         C. CALL OF SPECIAL MEETING OF SHAREHOLDERS. The Directors of the Corporation shall, within twenty (20) days after receipt of such Notice by the Corporation, call a special meeting of shareholders to be held not later than fifty (50) days after receipt of the Notice by the Corporation, unless the Person who delivered the Notice agrees to a later date, to consider the proposed Control Share Acquisition; provided that the Directors shall have no obligation to call such meeting (and the proposed Control Share Acquisition need not be submitted to a vote of shareholders) if the Directors make a determination within twenty (20) days after receipt of the Notice (i) that the Notice was not given in good faith, (ii) that the proposed Control Share Acquisition would not be in the best interests of the Corporation and its shareholders or (iii) that the proposed Control Share Acquisition could not be consummated for financial or legal reasons. If called, the Directors may adjourn such special meeting if, prior to such special meeting, the Corporation has received a Notice from any other Person and the Directors have determined that the Control Share Acquisition proposed by such other Person or a proposed merger, consolidation or sale of assets of the Corporation should be presented to shareholders contemporaneously with the proposed Control Share Acquisition at an adjourned meeting or at a special meeting held at a later date.

         D. NOTICE OF SPECIAL MEETING. The Corporation shall, as promptly as reasonably practicable, give notice of such special meeting, if called, to all shareholders of record as of the record date set forth for such meeting whether or not entitled to vote thereat. Such notice shall include or be accompanied by a copy of the Notice and by a statement of the Corporation, authorized by the Directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control Share Acquisition.

         E. REQUIREMENTS FOR APPROVAL. The Person who delivered the Notice in respect of which a special meeting of shareholders is called by the Directors may make the proposed Control Share Acquisition if both of the following occur:
(i) the shareholders of the Corporation who hold shares of the Corporation entitling them to vote in the election of Directors authorize such acquisition at the special meeting, at which a quorum is present, by the affirmative vote of a majority of the voting power of all outstanding shares of the Corporation entitled to vote in the election of Directors and of a majority of the portion of such voting power excluding the voting power of Interested Shares; and (ii) such acquisition is consummated, in accordance with the terms so authorized, not later than three hundred sixty (360) days following shareholder authorization of the Control Share Acquisition. A quorum shall be deemed to be present at such special meeting if at least a majority of the voting power of the Corporation in the election of Directors, and a majority of the portion of such voting power excluding the voting power of Interested Shares, are represented at such special meeting in person or by proxy.

         F. VIOLATION OF RESTRICTION. Any transaction or other event which would, directly or indirectly, result in a Control Share Acquisition by any Person in violation of this Article SEVENTH, shall be valid only with respect to such number of shares as does not result in a violation of this Article SEVENTH, and such acquisition or transfer shall be null and void AB INITIO with respect to the remainder of such shares (any such remainder of shares being hereinafter called "Excess Shares"). Until the Excess Shares are transferred to a Person, if any, whose acquisition thereof will not be null and void, the purported transferor (the "Purported Transferor") of the Excess Shares shall continue to own the Excess Shares and have all rights (including all voting rights and all rights to any dividends or other distributions) incident to ownership of such Excess Shares, unless the Purported Transferor and the purported transferee (the "Purported Transferee") may be deemed to have become one and the same Person.

         If (i) the last clause of the first sentence in the foregoing paragraph (that is, the clause declaring certain attempted acquisitions or transfers to be null and void AB INITIO) is determined to be invalid or unenforceable or (ii) if the Purported Transferor and Purported Transferee may be deemed to have become one and the same Person, the Purported Transferee and any successor who holds Excess Shares shall (i) be conclusively deemed to have acted as an agent on behalf of the Corporation in acquiring the Excess Shares and to hold such Excess Shares on behalf of the Corporation and (ii) deliver to the Corporation forthwith upon demand of the Corporation, all certificates for such Excess Shares duly endorsed for transfer and cancellation. As the equivalent of treasury securities for such purposes, the Excess Shares shall not be entitled to any voting rights, shall not be considered to be outstanding for quorum or voting purposes, and shall not be entitled to participate in any dividends, interest or other distribution. Any person who receives dividends, interest or any other distribution with respect to Excess Shares shall hold the same as agent for the Corporation and, following a permitted transfer, for the transferee thereof. Notwithstanding the foregoing, any holder of Excess Shares may transfer the same (together with any distributions thereon) to any Person, who following such transfer, would not own shares in violation of this Article SEVENTH (a "permitted transfer"). Upon such permitted transfer, the Corporation shall pay or distribute to the transferee any distributions on the Excess Shares not previously paid or distributed.

         G. PROXIES. No proxy appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article SEVENTH is valid if it provides that it is irrevocable. No such proxy is valid unless it is sought, appointed, and received both:

                  A. In accordance with all applicable requirements of law; and

                  B. Separate and apart from the sale or purchase, contract or tender for sale or purchase, or request or invitation for tender for sale or purchase, of shares of the Corporation.

        H. REVOCABILITY OF PROXIES. Proxies appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article SEVENTH, shall

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



be revocable at all times prior to the obtaining of such shareholder authorization, whether or not coupled with an interest.

         I.       LEGEND ON SHARE CERTIFICATES.

         Each certificate representing shares of the Corporation's capital stock shall contain the following legend: "Transfer of the shares represented by this Certificate is subject to the restrictions and other provisions of Article SEVENTH of the Corporation's Amended and Restated Articles of Incorporation as the same may be in effect from time to time. Upon written request delivered to the Secretary of the Corporation at its principal place of business, the Corporation will mail to the holder of this Certificate a copy of such Article SEVENTH without charge within five (5) days after receipt of written request therefor. By accepting this Certificate, the holder hereof acknowledges that it is accepting same subject to the provisions of said Article SEVENTH as the same may be in effect from time to time and covenants with the Corporation and each shareholder thereof from time to time to comply with the provisions of said Article SEVENTH as the same may be in effect from time to time."

         EIGHTH. The provisions of Section 1701.831 of the Ohio Revised Code, as amended from time to time, or any successor provision or provisions to said sections, shall not apply with respect to any particular Control Share Acquisition, as such is defined in said Section, regarding this Corporation so long as Article SEVENTH of these Amended and Restated Articles of Incorporation, as such Amended and Restated Articles of Incorporation may be amended from time to time, remains an Article of these Amended and Restated Articles of Incorporation and remains substantially in full force and effect, disregarding any renumbering of such Article SEVENTH resulting from any amendment of these Amended and Restated Articles of Incorporation.

         NINTH. Except as otherwise provided in Article SEVENTH, notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, such action may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes. The foregoing shall not apply to shareholder action taken under Chapter 1704 of the Ohio Revised Code, as such Chapter may be amended from time to time.

         TENTH. At all times following the consummation of the Distribution (as defined in Article FOURTH), at least a majority of the members of the Board of Directors shall, except as may result from a vacancy or vacancies therein, be Independent Directors. An "Independent Director" shall mean a person who is not an employee, officer, director or partner, or a former employee, officer, director or partner, of the Corporation or CRSI, or any of their Affiliates or successors and is not related by blood or marriage to any such person, and who has not received, and is not a member or employee of a firm or other business that has received, from the Corporation or CRSI, or any of their Affiliates, in any year within the five (5) years immediately preceding or any year during his incumbency as a director, fees or other income in excess of 1% of the gross income, for any applicable year, of such firm or business. "Affiliate" of any person or entity means any other person or entity which, directly or indirectly, controls or is controlled by or under common control with such person or entity (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan under which such person, or any wholly-owned subsidiary of such person may have liability. A person or entity shall be deemed to be "controlled by" any other person or entity if such other person or entity possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such person or entity whether through the ownership of voting securities, by contract or otherwise.

         ELEVENTH. A director of the Corporation shall not be disqualified by his office from dealing or contracting with the Corporation either as a seller, purchaser or otherwise, nor shall any contract or transaction be void or voidable with respect to the Corporation for the reason that it is between the Corporation and one or more of its directors or officers, or between the Corporation and any other person in which one or more of its directors or any officers are directors, trustees, or officers, or have a financial or personal interest, or for the reason that one or more interested directors or officers participate in or vote at the meeting of the directors or a committee thereof which authorizes such contract or transaction, if in any such case (a) the material facts as to his or their relationship or interests and as to the contract or transaction are disclosed or are known to the directors or the committee and the directors or committee, in good faith reasonably justified by such facts, authorize the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or (b) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation held by persons not interested in the contract or transaction; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized or approved by the directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the directors, or a committee thereof which authorizes the contract or transaction.

         TWELFTH. No person who is serving or has served as a director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of any fiduciary duty of such person as a director by reason of any act or omission of such person as a director, but the foregoing provision shall not eliminate or limit the liability of any person (a) for any breach of such person's duty of loyalty as a director to the Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 1701.95 of the Ohio Revised Code, (d) for any transaction from which such person derived any improper personal benefit, or (e) to the extent that such liability may not be limited or eliminated by virtue of Section 1701.13 of the Ohio Revised Code or any successor section or statute. Any repeal or modification of this Article TWELFTH by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

         THIRTEENTH. These Amended and Restated Articles of Incorporation may be amended at any time by a vote of the majority of the directors, without shareholder approval, to the extent permitted by law.

         FOURTEENTH. No holder of shares of the Corporation shall have the right to cumulatively vote any shares of the Corporation of any class whether such shares or such class be now or hereafter authorized in the election of directors of the Corporation.

         FIFTEENTH. If any provision (or portion thereof) of these Amended and Restated Articles of Incorporation shall be found to be invalid, prohibited, or unenforceable for any reason, the remaining provisions (or portions thereof) of these Amended and Restated Articles of Incorporation shall remain in full force and effect, and shall be construed as if such invalid, prohibited, or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its shareholders that each such remaining provision (or portion thereof) of these Amended and Restated Articles of Incorporation remain, to the fullest extent permitted by law, applicable and enforceable as to all shareholders, notwithstanding any such finding.

         SIXTEENTH. These Amended and Restated Articles of Incorporation take the place of and supersede the existing Articles of Incorporation and all amendments thereto.